Exhibit 99.1

GAP INC. REPORTS RECORD FIRST QUARTER NET EARNINGS,

UP 54 PERCENT OVER PRIOR YEAR

First Quarter Earnings Per Share $0.32;

Improved Merchandise and Inventory Management Drive Growth

SAN FRANCISCO — May 20, 2004 — Gap Inc. (NYSE: GPS) today reported that net earnings for the first quarter, which ended May 1, 2004, rose 54 percent over prior year to $312 million, or $0.32 per share on a diluted basis, compared with $202 million for the same period last year. Results were driven by significant gross profit improvement and higher sales.

As previously announced with the company’s April sales release on May 6, 2004, reported earnings per share include about $0.02, or about $30 million, of expenses related to premiums paid on early retirement of $170 million of funded debt. This $30 million is included in operating expenses for the first quarter.

First quarter net sales increased 9 percent to $3.7 billion, compared with $3.4 billion for the same period last year. Comparable store sales increased 7 percent, compared with a prior year increase of 12 percent.

“Strong product acceptance at Gap, Old Navy and Banana Republic and tight inventory management drove record earnings for our shareholders in the first quarter,” said Gap Inc. President and CEO Paul Pressler. “We’re pleased with our continued progress in better serving customers in our existing business as we build a foundation for longer-term growth.”

Store Sales Results By Division

The company’s first quarter comparable store sales by division were as follows:

•	Gap U.S.: positive 5 percent versus positive 12 percent last year

•	Gap International: negative 5 percent versus positive 13 percent last year

•	Banana Republic: positive 21 percent versus positive 1 percent last year

•	Old Navy: positive 9 percent versus positive 16 percent last year

Net sales for the first quarter in each division were as follows:

•	Gap U.S.: $1.2 billion versus $1.2 billion last year

•	Gap International: $437 million versus $412 million last year

•	Banana Republic: $503 million versus $411 million last year

•	Old Navy: $1.5 billion versus $1.4 billion last year

2004 Results and Outlook

Cash and Debt

The company announced that it ended the quarter with $2 billion more in cash and short-term investments than funded debt. Consistent with the goal to return credit ratings to investment grade, the company continues to execute on opportunities to pay down debt, and retired an additional $170 million during the first quarter of 2004, reducing funded debt to $2.6 billion.

Margins

Improved merchandise margins and the leveraging of rent, occupancy and depreciation helped drive an almost five-point improvement in gross margin in the first quarter over prior year. Operating margins, excluding charges related to early debt retirement, are expected to reach the low end of the mid-teens range for the full year 2004.

Inventory

The company reported that inventory per square foot decreased 12 percent at the end of the first quarter. The company will continue its focus on inventory productivity, and expects inventory per square foot at the end of the second quarter to be down on a percentage basis in the low single digits, compared with a 10 percent increase in the prior year. Inventory per square foot at the end of the third quarter is also expected to be down in the low single digits, compared with a 7 percent decline in the prior year.

Operating Expenses

The company expects operating expense dollars for 2004 to increase by 9 to 10 percent for the full year and 15 percent for the first half. This increase is driven by both non-operational factors and strategic growth initiatives in addition to variable expense.

Interest Expense

The company expects full year 2004 gross interest expense to be about $200 million and about $50 million per quarter for the remaining quarters. The decrease from previous guidance is due to the reduction in interest expenses related to first quarter debt retirement and the recent credit ratings upgrade.

Real Estate

For the first quarter, net square footage declined by 2 percent from the same period in 2003, and the company ended the quarter with 3,016 store locations. New store openings for fiscal 2004 are anticipated to be about 125 locations, weighted toward Old Navy, and closings are expected to be about 135 store locations, weighted toward Gap U.S. A summary of 2004 store opening and closure guidance by division is posted on the company’s Web site at www.gapinc.com. The company reiterated its expectation that net square footage would remain flat for the full year 2004.

The following table represents store location openings and closings, and square footage by brand.

	May 1, 2004
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap U.S.	1,389	1	(14)	1,376	12.6
Gap International	358	4	(3)	359	3.5
Banana Republic	435	3	—	438	3.7
Old Navy	840	6	(3)	843	16.7

Total	3,022	14	(20)	3,016	36.5

	May 3, 2003
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap U.S.	1,460	1	(15)	1,446	13.1
Gap International	374	3	(1)	376	3.6
Banana Republic	441	1	(1)	441	3.7
Old Navy	842	2	(2)	842	16.8

Total	3,117	7	(19)	3,105	37.2

Webcast and Conference Call Information

Sabrina Simmons, senior vice president, Treasury and Investor Relations, will host a summary of Gap Inc.’s first quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. president and chief executive officer, Byron Pollitt, executive vice president and chief financial officer, and Jenny Ming, president of Old Navy, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com.

Forward-Looking Statements

The information made available on this press release, conference call and webcast contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on (800) GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price	Stacy MacLean
(650) 874-2021	(415) 427-2577

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	May 1, 2004	May 3, 2003
ASSETS

Current Assets
Cash and equivalents	$2,372	$2,750
Short-term investments	909	20
Restricted cash (a)	1,361	48

Cash and equivalents, short term investments and restricted cash	4,642	2,818

Merchandise inventory	1,816	2,111
Other current assets	330	322

Total Current Assets	6,788	5,251

Property and equipment, net	3,227	3,640
Other assets	282	408

Total Assets	$10,297	$9,299

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	271	—
Accounts payable	1,075	927
Accrued expenses and other current liabilities	833	784
Income taxes payable	82	208

Total Current Liabilities	2,261	1,919

Long-Term Liabilities
Long-term debt	937	1,528
Senior convertible notes	1,380	1,380
Lease incentives and other liabilities	613	599

Total Long-Term Liabilities	2,930	3,507

Shareholders’ Equity	5,106	3,873

Total Liabilities and Shareholders’ Equity	$10,297	$9,299

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
(in millions except share, per share and location amounts)	May 1, 2004	% to Sales	May 3, 2003	% to Sales
Net sales	$3,668	100.0%	$3,353	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	2,089	57.0	2,076	61.9
Operating expenses, excluding loss on early retirement of debt	998	27.2	890	26.5
Loss on early retirement of debt	30	0.8	—	—
Interest expense	52	1.4	66	2.0
Interest income	(12)	(0.3)	(10)	(0.3)

Earnings before income taxes	511	13.9	331	9.9
Income taxes	199	5.4	129	3.8

Net earnings	$312	8.5	$202	6.0

Weighted-average number of shares - basic	898,081,575		888,814,002
Weighted-average number of shares - diluted	996,326,642		979,608,262

Earnings per share - basic	$0.35		$0.23
Earnings per share - diluted	0.32		0.22

Number of store locations open at end of period	3,016		3,105

Total square footage at end of period	36.5		37.2

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	Thirteen Weeks Ended May 1, 2004	Thirteen Weeks Ended May 3, 2003
Cash Flows from Operating Activities:
Net earnings	$312	$202
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, expense amortization and amortization of lease incentives	154	171
Loss on disposal and other non-cash items affecting net earnings	2	6
Tax benefit from exercise of stock options and vesting of restricted stock	6	7
Deferred income taxes	(5)	(4)
Changes in operating assets and liabilities:
Merchandise inventory	(120)	(58)
Other assets	(47)	(44)
Accounts payable	(98)	(232)
Accrued expenses and other liabilities	(5)	(98)
Income taxes payable	(75)	16
Lease incentives and other liabilities	50	5

Net cash provided by (used for) operating activities	174	(29)

Cash Flows from Investing Activities:
Purchase of property and equipment	(44)	(56)
Proceeds from sale of property & equipment	—	1
Purchase of short term investments	(529)	(20)
Maturities and sales of short term investments	693	313
Net increase in other assets	2	6

Net cash provided by investing activities	122	244

Cash Flows from Financing Activities:
Payments of long-term debt	(170)	(500)
Restricted cash (a)	(10)	1
Issuance of common stock	29	24
Cash dividends paid	(20)	(20)

Net cash used for financing activities	(171)	(495)

Effect of exchange rate fluctuations on cash	(14)	3

Net increase (decrease) in cash and equivalents	111	(277)

Cash and equivalents at beginning of year	2,261	3,027

Cash and equivalents at end of period	$2,372	$2,750

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF CASH FLOWS BEFORE FINANCING AND SHORT-TERM INVESTING ACTIVITIES TO GAAP FINANCIAL MEASURES

(In millions)	Thirteen Weeks Ended May 1, 2004
Net cash provided by operating activities	$174
Net cash provided by investing activities	122
Net cash used for financing activities	(171)
Effect of exchange rate fluctuations on cash	(14)

Net increase in cash and equivalents	111
Less: Net cash used for financing activities	171
Less: Purchase of short-term investments	529
Less: Maturities and sales of short-term investments	(693)

Cash flows before financing and short-term investing activities (a)	$118

(In millions)	Thirteen Weeks Ended May 3, 2003
Net cash used for operating activities	$(29)
Net cash provided by investing activities	244
Net cash used for financing activities	(495)
Effect of exchange rate fluctuations on cash	3

Net decrease in cash and equivalents	(277)
Less: Net cash used for financing activities	495
Less: Purchase of short-term investments	20
Less: Maturities of short-term investments	(313)

Cash flows before financing and short-term investing activities (a)	$(75)

Certain amounts from prior period have been reclassified to conform to the current period presentation. These reclassifications had no effect on cash flow before financing and short-term investing activities as previously reported.

(a)	Cash flows before financing and short-term investing activities is a non-GAAP measure. We believe cash flows before financing and short-term investing activities is an important metric, as it represents a measure of cash flow available to debtholders and shareholders. We use this metric internally, as we believe our sustained ability to grow this measure is an important driver of value creation.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF NET EARNINGS BEFORE LOSS ON EARLY RETIREMENT OF DEBT AND NET EARNINGS PER SHARE BEFORE LOSS ON EARLY RETIREMENT OF DEBT TO GAAP FINANCIAL MEASURES

(in millions except share, per share amounts)	Thirteen Weeks Ended May 1, 2004
Net sales	$3,668

Costs and expenses
Cost of goods sold and occupancy expenses	2,089
Operating expenses, excluding loss on early retirement of debt	998
Interest expense	52
Interest income	(12)

Net earnings before income taxes and loss on early retirement of debt	541
Income taxes	211

Net earnings before loss on early retirement of debt (a)	$330

Weighted-average number of shares - basic	898,081,575
Weighted-average number of shares - diluted	996,326,642

Net earnings per share - diluted as reported under GAAP	0.32
Add: Loss on early retirement of debt	0.02
Net earnings per share before loss on early retirement of debt - diluted (a)	$0.34

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

Net earnings as reported under GAAP	$312
Add: Loss on early retirement of debt	30
Less: Income tax effect of reconciling item	(12)

Net earnings before loss on early retirement of debt (a)	$330

(a)	Net earnings before loss on early retirement of debt and net earnings per share before early retirement of debt are non-GAAP measures. We believe these non-GAAP measures are useful to our investors and management to understand our earnings performance excluding charges related to early retirement of debt.